Airspan Networks Announces First Quarter 2007 Results

Financial Highlights

•	Revenues up 12% year over year at $26.7 million
•	WiMAX represented 55% of revenues at $14.7 million
•	Customers - shipped to five $1 million plus customers including four WiMAX customers over $1 million
•	Gross Margin 31%
•	Total OPEX decreased year over year by 10%
•	EPS at ($0.13), and Adjusted (non-GAAP) ($0.10) excluding stock compensation, amortization of intangibles and restructuring
•	Cash at $28.9 million (includes cash, ST investments, and restricted cash)
•	Cumulative sales to Yozan now exceed $31 million
•	Working capital facility at Silicon Valley Bank being used with $3 million draw down at quarter end

BOCA RATON, Fla. - May 10, 2007 - Airspan Networks Inc. (Nasdaq: AIRN), a leading provider of WiMAX and Wi-Fi based broadband wireless access networks, today announced results for the fiscal quarter ending April 1, 2007. Revenues increased by 12% to $26.7 million compared with $23.8 million in the first quarter last year. The gross margin was 31% compared to 27% for the same period last year. EPS of ($0.13) for the quarter compared to ($0.21) in the first quarter of 2006, reflecting a net loss of $5.1 million compared with a net loss of $8.3 million in the same period last year.

Key Figures In $US thousands except for EPS	First Qtr 2007	First Qtr 2006	Fourth Qtr 2006

Revenues	26,660	23,800	31,274
Gross profit	8,252	6,437	10,445
Operating Expense	13,667	15,189	15,051
Loss from Operations	(5,415)	(8,752)	(4,606)
Net Loss	(5,128)	(8,287)	(4,118)
EPS	(0.13)	(0.21)	(0.10)
Weighted Average Common Shares Outstanding (1)	40,528	39,733	40,332

(1) Excludes shares of common stock issuable on exercise of stock options and 20,069,000 shares of common stock issuable on conversion of the Company’s Series B preferred stock.

“We are pleased with our revenue growth during the first quarter over the same period last year, in particular the momentum we are seeing with our WiMAX product portfolio,” said Eric Stonestrom, president and chief executive officer. “We expect this WiMAX revenue momentum to continue through the year based on our strong order intake during the quarter with a significant contribution from our WiMAX customers.”

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First Quarter 2007 Results, page 2 of 6

Mr. Stonestrom continued, “We have won many WiMAX contracts in the first part of 2007 with three orders exceeding $6.5 million each including Deutsche Breitband Dienste GmbH (DBD) and El Instituto Costarricense de Electricidad (ICE). In addition, we had record revenue from our OEM partners who have provided entry into key tier one accounts like Telefonica and Vodafone. This performance reflects our technical leadership and product differentiation.”

In line with our strategy, we have introduced new WiMAX products and applications during the quarter and shipped our 802.16e-ready HiperMAX base station to eight end customers. We also announced a new relationship with Starent, a leading provider of ASN and CSN gateways, which are critical components of the mobile WiMAX ecosystem. We added two important voice offerings to our commercially available portfolio, our VoiceMAX system and our EasyVoice subscriber unit. These products are key for our market positioning, as most of our customers are offering a mix of voice and data services.

WiMAX represented 55% of revenues at $14.7 million in the first quarter 2007. This compared to $2.1 million in the first quarter of 2006 and $12.7 million in the fourth quarter 2006. Revenue derived from non-WiMAX product lines registered a sharp decline at $12.0 million in the first quarter 2007 compared to $21.7 million in the first quarter 2006 and $18.5 million in the fourth quarter 2006 reflecting the technology shift towards WiMAX.

“Gross margin of 31% reflects a favorable product mix compared to the first quarter 2006, offset by higher OEM sales in the quarter and lower margin on our initial HiperMAX shipments. We continue to press on efficiencies that are expected to take effect in the second half of 2007 as our manufacturing transitions to less expensive environments and as HiperMAX reaches volume shipment levels. Operating expense decreased in line with our expectations as we continue to focus on WiMAX products and gain efficiencies in our traditional product lines,” said David Brant, chief financial officer. “During the quarter we began to utilize our working capital facility with Silicon Valley Bank to supplement the cash resources we have at our disposal.”

Outlook

As our customer base increasingly focuses on fixed and mobile WiMAX, we expect significant growth in this area while we experience a decline in traditional revenue streams.

Commenting on the outlook, Mr. Stonestrom said, “We continue to expect our WiMAX revenues to increase to $75 million for the full year. Our traditional products face a challenging period as several key customers evaluate their technology options. Nevertheless we still envision overall growth for the year and revenues for the second quarter are expected to be in the $27 to $30 million range with approximately 60% arising from WiMAX.”

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Conference Call

The Company has scheduled an investor conference call for 5 p.m. EST today. The dial-in numbers for the live conference call are as follows: US toll-free number is (888) 443-9987; the international access dial-in number is +1 (706) 634-0598. Please reference the Airspan Networks quarterly conference call Conference ID # 6107385. Investors may register for the live webcast of the conference call under the ‘financial calendar’ tab of the Investor Relations section of the Airspan Web site at http://www.visualwebcaster.com/event.asp?id=39230. For those who cannot listen to the live broadcast, an audio replay of the call will be available under the ‘audio archives’ section of the Investor Relations section of the Airspan Web site. The US toll-free number for the replay is (800) 642-1687; international access number for the replay is +1 (706) 645-9291. Please use access code 6107385.

First Quarter 2007 Results, page 3 of 6

About Airspan Networks Inc.

Airspan Networks provides wireless voice and broadband data systems and solutions for the fixed and mobile WiMAX and Wi-Fi markets, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz. Airspan has a strong wireless product roadmap that includes WiMAX Forum Certified equipment and products meeting 802.11 a/b/g Wi-Fi standards, Airspan’s HiperMAX and MicroMAX base station products support portable and mobile 802.16e-2005 WiMAX alongside fixed and nomadic 802.16-2004 products. Airspan products also include “self install” and professionally installed customer premise equipment. Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments in more than 100 countries with more than 400 operators, 100 of which use Airspan's WiMAX Forum Certified and non-certified products. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is an international telecommunications equipment provider headquartered in Boca Raton, Florida.

More information on Airspan can be found at http://www.airspan.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 31 December, 2006. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment and Media Inquiries, contact:

Airspan Networks
David Brant
Senior Vice President & Chief Financial Officer
Airspan Networks Inc.
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email:dbrant@airspan.com

First Quarter 2007 Results, page 4 of 6

Airspan Networks Inc

Consolidated Balance Sheets
(in thousands)

	December 31, 2006	April 2,2007
	(audited)	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$15,890	$19,032
Restricted cash	1,111	500
Short-term investments	10,233	9,357
Accounts receivable, less allowance for doubtful accounts	31,063	24,368
Unbilled accounts receivable	711	801
Inventory	23,624	23,044
Prepaid expenses and other current assets	5,935	5,252
Total Current Assets	88,567	82,354

Property, plant and equipment, net	5,705	5,628
Goodwill	10,231	10,231
Intangible assets, net	2,806	2,572
Other non-current assets	3,245	3,126

Total Assets	$110,554	$103,911

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$15,940	$11,946
Accrued taxes	687	728
Deferred revenue	6,656	1,839
Customer advances	1,665	4,261
Other accrued expenses	16,197	16,203
Short-term debt	-	3,000

Total Current Liabilities	41,145	37,977

Long-term debt	1,707	1,758

Stockholders' Equity
Common stock	12	12
Note receivable - stockholder	(87)	(87)
Additional paid in capital	308,768	310,370
Accumulated deficit	(240,991)	(246,119)

Total Stockholders' Equity	67,702	64,176

Total Liabilities and Stockholders' Equity	$110,554	$103,911

First Quarter 2007 Results, page 5 of 6

Airspan Networks Inc

Consolidated Statements of Operations
(in thousands except for share and per share data)

	Three months ended
	April 2, 2006	April 1, 2007
	(unaudited)

Revenue	$23,800	$26,660
Cost of revenue	(17,363)	(18,409)

Gross profit	6,437	8,251
	27%	31%
Operating expenses:
Research and development	6,110	5,606
Sales and marketing	4,505	3,362
Bad debt provision	536	232
General and administrative	3,762	4,192
Amortization of intangibles	275	234
Restructuring charge	-	40

Total operating expenses	15,189	13,666

Loss from operations	(8,752)	(5,415)

Interest expense	(12)	(23)

Interest and other income	192	349

Loss before income taxes	(8,572)	(5,089)

Income tax charge / (credit)	(284)	39

Net loss	$(8,287)	$(5,128)

Net loss per share - basic and diluted	$(0.21)	$(0.13)

Weighted average shares outstanding
- basic and diluted	39,733,291	40,528,097

First Quarter 2007 Results, page 6 of 6

	Three months ended
Reconciliation of adjusted non-GAAP to GAAP EPS	April 2, 2006	April 1, 2007

GAAP net loss as reported	$(8,287)	$(5,128)

Add:
Restructuring charge	-	40
Amortization	275	234
Stock compensation	623	604

Adjusted net loss (non-GAAP)	$(7,389)	$(4,250)
(Excluding FAS123, amortization and restructuring)

Weighted average common shares outstanding	39,733,291	40,528,097
GAAP net loss per share as reported	($0.21)	($0.13)
Adjusted non-GAAP net loss per share	($0.19)	($0.10)